Exhibit 11

              OIL-DRI CORPORATION OF AMERICA AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER SHARE
            (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

                                   ---------------------------------------------
                                     Three Months Ended     Nine Months Ended
                                          April 30               April 30
                                   ----------------------- ---------------------
                                      1999        1998       1999       1998
                                   ----------------------- ---------------------
Net income available to
stockholders (numerator)            $ 1,195      $ 1,389   $ 5,499     $ 3,165
                                    =======      =======   =======     =======

Shares Calculation (denominator)

Average shares outstanding -
   basic                              5,813        6,053     5,846       6,197

Effect of Dilutive Securities:

Potential Common Stock
   relating to stock options           223          17        149          35
                                    -------     -------    -------     -------

Average shares outstanding -
   assuming dilution                  6,036        6,070     5,995       6,232
                                    =======      =======   =======     =======

Net Income (Loss) Per Share:
   Basic                            $  0.21      $  0.23   $  0.94     $  0.51
                                    =======      =======   =======     =======
   Dilutive                         $  0.20      $  0.23   $  0.92     $  0.51
                                    =======      =======   =======     =======